QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.(a)(1)(vi)

         This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you are advised to consult your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

        June 29, 2006

NOTICE OF VARIATION AND EXTENSION
of the
OFFER TO PURCHASE FOR CASH
all of the outstanding common shares of

CANADA SOUTHERN PETROLEUM LTD.

for the
Amended Offer Price of U.S. $11.00 cash for each Common Share by

NOSARA HOLDINGS LTD.

a wholly-owned subsidiary of

PETRO-CANADA

This is a notice of variation and extension (the "Notice") to the offer by Nosara Holdings Ltd. (the "Offeror") to purchase all of the issued and outstanding common shares (the "Common Shares") of Canada Southern Petroleum Ltd. ("Canada Southern"), including the Common Shares which become outstanding upon exercise of options to acquire Common Shares, set forth in the offer to purchase dated May 15, 2006 and the accompanying take-over bid circular, as amended by the notice of variation dated June 9, 2006 and extended by the notice of extension dated June 20, 2006 (the "Original Offer"). The Offeror hereby gives notice that it is amending and extending the Original Offer as set forth in this Notice. See "Increase in the Offer Price for Common Shares", "Extension of the Offer" and "Amendments to the Original Offer" herein. The Original Offer, as amended and extended by this Notice, is herein referred to as the "Offer". Capitalized terms used herein but not defined in this Notice have the meanings set out in the Original Offer.

THE OFFER HAS BEEN AMENDED TO INCREASE THE OFFER PRICE FOR THE COMMON SHARES TO U.S. $11.00 PER COMMON SHARE. THE OFFER HAS ALSO BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 7:00 P.M. (MOUNTAIN DAYLIGHT TIME) ON JULY 17, 2006, UNLESS FURTHER EXTENDED OR WITHDRAWN.

Holders of Common Shares ("Shareholders") wishing to accept the Offer must (i) properly complete and duly execute the Letter of Transmittal (which is printed on green paper) and deposit it, together with certificates representing their Common Shares and all other documents required by the Letter of Transmittal, at the office of CIBC Mellon Trust Company (the "Depositary") or Mellon Investor Services LLC (the "U.S. Forwarding Agent") shown on the Letter of Transmittal and on the back page of this document, all in accordance with the transmittal instructions in the Letter of Transmittal, (ii) in the United States, follow the procedures for book-entry tender of Common Shares set forth in Section 3 of the Original Offer, "Manner of Acceptance", or (iii) request such Shareholder's broker, investment dealer, bank, trust company or other nominee to effect the transaction for such Shareholder. Persons whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer. See Section 3 of the Original Offer, "Manner of Acceptance".

Alternatively, a holder of Common Shares who wishes to deposit such Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may deposit such Common Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Original Offer, "Manner of Acceptance".

Questions and requests for assistance may be directed to the Depositary or the U.S. Forwarding Agent and additional copies of this document, the Original Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery (which is printed on blue paper) may be obtained, without charge, on request from the Depositary or the U.S. Forwarding Agent at their offices shown in the Letter of Transmittal and on the back page of this document.

The Depositary for the Offer is: CIBC MELLON TRUST COMPANY 199 Bay Street, Commerce Court West, Securities Level Toronto, ON M5L 1G9 Telephone: (416) 643-5500 Toll Free: 1-800-387-0825
The U.S. Forwarding Agent for the Offer is:	The Information Agent for the Offer is:
MELLON INVESTOR SERVICES LLC 120 Broadway, 13th Floor New York, NY 10027 Toll Free: 1-800-387-0825	KINGSDALE SHAREHOLDER SERVICES INC. 130 King Street West, Suite 2950, P.O. Box 361 Toronto, ON M5X 1E2 Shareholders Call Toll Free: 1-866-639-8089 Banks and Brokers Call Collect: (416) 867-2272

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Offer is made for the securities of a Canadian company. It may be difficult for Shareholders to enforce their rights and any claim Shareholders may have arising under the United States federal or state securities laws, as the Offeror, Petro-Canada and Canada Southern are located in Canada, and some or all of their officers and directors may be residents of Canada. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. federal or state securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

CURRENCY AND EXCHANGE RATES

All references in this Notice to "dollars" or "$" are to Canadian dollars, unless otherwise indicated. On June 28, 2006, the rate of exchange for the U.S. dollar, expressed in Canadian dollars, based on the noon rate as provided by the Bank of Canada was U.S. $1.00 = Canadian $1.1245.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Common Shares in such jurisdiction.

NOTICE OF VARIATION AND EXTENSION

TO:    THE SHAREHOLDERS OF CANADA SOUTHERN PETROLEUM LTD.

        By notice to the Depositary and as set forth in this Notice, the Offeror is varying the terms of and extending the Original Offer. Except as otherwise set forth in this Notice, the information, terms and conditions in the Original Offer continue to be applicable in all respects and this Notice should be read in conjunction therewith.

1.     Increase in the Offer Price for Common Shares

        The Offeror has amended the Original Offer by increasing the consideration payable for each Common Share taken up under the Offer from U.S. $7.50 cash per Common Share to U.S. $11.00 cash per Common Share. All Shareholders who tender their Common Shares to the Offer will receive the increased price for their Common Shares taken up under the Offer, including those Shareholders who may have already tendered Common Shares to the Offer. Shareholders who have already tendered to the Offer need do nothing further. The Offeror will pay the increased price to such Shareholders at the time of payment by the Offeror for Common Shares under the Offer.

        Accordingly, the definition of "Offer Price" in the Original Offer has been amended to mean U.S. $11.00 per Common Share, net to the Shareholder in cash, or such greater amount as the Offeror may specify as the purchase price per Common Share under the Offer pursuant to Section 5 of the Original Offer, "Variation or Extension of the Offer". All references in the Offer (including the Summary Term Sheet), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery to the price offered by the Offeror are deemed to be amended to reflect the foregoing.

        The Offer was announced to the public on May 11, 2006. The closing trading price of the Common Shares on NASDAQ on May 10, 2006, the last trading day prior to the announcement of the Offer, was U.S.$4.75. On June 28, 2006, the closing trading price of the Common Shares on NASDAQ was U.S.$10.71. The increased Offer Price represents a 2.7% premium over the closing price of Common Shares on NASDAQ on June 28, 2006, the last trading day immediately preceding the announcement of the increase to the Offer Price.

2.     Recent Developments

        On June 26, 2006, a wholly-owned subsidiary of Canadian Oil Sands Limited ("COS") mailed an offer to Shareholders to purchase all of the Common Shares for U.S. $9.75 in cash for each Common Share. The offer by COS expires on August 1, 2006. The increased Offer Price by the Offeror represents a 12.8% premium over the COS offer price of U.S. $9.75.

        Concurrently with amending and extending the Original Offer as set forth herein, the Offeror intends to formally request that Canada Southern waive the shareholder rights plan adopted by Canada Southern on May 24, 2006 (the "Rights Plan") in respect of the Offer. In the event that Canada Southern does not waive the Rights Plan, the Offeror intends to seek a hearing with the Alberta Securities Commission for an order to cease trading in respect of any securities issued or to be issued in connection with the Rights Plan prior to the Expiry Time. The Offer is conditional upon the termination of the Rights Plan at or prior to the Expiry Time.

        On June 5, 2006, Canadian Superior Energy Inc. ("Canadian Superior") announced its intention to make an offer for all of the Common Shares on the basis of 2.75 shares of Canadian Superior and $2.50 in cash for each Common Share. The offer by Canadian Superior was mailed to Shareholders on June 19, 2006 and expires on July 26, 2006.

3.     Extension of the Offer

        The Offeror has amended the Original Offer by extending the time during which the Offer is open for acceptance from 7:00 p.m. (Mountain Daylight Time) on July 5, 2006 to 7:00 p.m. (Mountain Daylight Time) on July 17, 2006. Accordingly, the definition of "Expiry Date" in the Offer has been amended to mean July 17, 2006, unless the Offer is extended (pursuant to Section 5 of the Original Offer, "Variation or Extension of the Offer"), in which event the Expiry Date shall mean the latest date on which the Offer as so extended expires, and the definition of "Initial Expiry Time" in the Offer has been amended to mean 7:00 p.m. (Mountain Daylight Time) on July 17, 2006.

4.     Amendments to the Original Offer

        The Offeror has amended the Original Offer such that the Offer is no longer conditional on there being validly deposited under the Offer any minimum number of outstanding Common Shares. As a result, the Offeror will take up and pay for any Common Shares deposited to the Offer if all of the terms and conditions of the Offer, as amended as set forth below, have been satisfied or waived by the Offeror at or prior to the Expiry Time.

        Accordingly, Section 4 of the Original Offer "Conditions of the Offer" is amended by deleting the following condition to the Offer:

  "(a)
  at the Expiry Time, and at the time the Offeror first takes up and pays for Common Shares under the Offer, there shall have been validly deposited under the Offer and not withdrawn at least 66 2/3% of the outstanding Common Shares (calculated on a diluted basis);"

        The first paragraph on the cover page of the Original Offer is amended and restated in its entirety as follows:

        "The offer (the "Offer") by Nosara Holdings Ltd. (the "Offeror") to purchase all of the issued and outstanding common shares (the "Common Shares") of Canada Southern Petroleum Ltd. ("Canada Southern") will be open for acceptance until 7:00 p.m. (Mountain Daylight Time) on July 17, 2006 (the "Expiry Time"), unless withdrawn or extended. The Offer is not conditional upon there being validly deposited under the Offer and not withdrawn at the Expiry Time any minimum number of outstanding Common Shares. The conditions to the Offer are described under Section 4 of the Offer, "Conditions of the Offer"."

        The response to the question "What are the most significant conditions to the Offer?" in the Summary Term Sheet in the Original Offer is amended and restated in its entirety as follows:

        "The Offer is conditional upon our obtaining all required regulatory approvals and the expiration or termination of all applicable statutory or regulatory waiting periods. The Offer is also subject to additional conditions. For a complete list of the conditions to the Offer, see Section 4 of the Offer, "Conditions of the Offer". The Offer is not conditional upon there being validly deposited under the Offer and not withdrawn at the Expiry Time any minimum number of outstanding Common Shares."

        The paragraph under the subheading "Summary — Conditions" in the Original Offer is amended and restated in its entirety as follows:

        "Notwithstanding any other provision of the Offer, the Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer unless all of the conditions set forth in Section 4 of the Offer, "Conditions of the Offer", are satisfied or waived by the Offeror. All of such conditions are for the exclusive benefit of the Offeror and may be waived by it in whole or in part, at any time and from time to time at or before the Expiry Time without prejudice to any other rights that the Offeror may have. See Section 4 of the Offer, "Conditions of the Offer". The Offer is not conditional upon there being validly deposited under the Offer and not withdrawn at the Expiry Time any minimum number of outstanding Common Shares."

5.     Time of Acceptance

        The Offer is open for acceptance until, but not later than, 7:00 p.m. (Mountain Daylight Time) on July 17, 2006, or until such time and date to which the Offer may be extended by the Offeror at its discretion unless withdrawn by the Offeror. See Section 2 of the Original Offer "Time of Acceptance".

6.     Manner of Acceptance

        Common Shares may be deposited to the Offer in accordance with the provisions set forth in Section 3 of the Original Offer "Manner of Acceptance".

7.     Take-up and Payment of Deposited Common Shares

        The Offeror will take up and pay for Common Shares validly deposited under the Offer and not withdrawn as set forth in Section 6 of the Original Offer, "Take-up and Payment for Deposited Common Shares".

8.     Withdrawal of Deposited Common Shares

        Shareholders have the right to withdraw Common Shares deposited pursuant to the Offer under circumstances and in the manner described in Section 7 of the Original Offer, "Withdrawal of Deposited Common Shares".

9.     Consequential Amendments to Offer, Circular, Letter of Transmittal and Notice of Guaranteed Delivery

        Consequential amendments in accordance with this Notice are deemed to be made where required to the Offer (including the Summary Term Sheet), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Except as varied hereby, all terms of the Original Offer remain in effect, unamended.

10.   Statutory Rights

        Securities legislation in certain of the provinces and territories of Canada provides security holders of Canada Southern with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL AND CERTIFICATE

        The contents of this Notice have been approved, and the sending, communication or delivery thereof to the Shareholders has been authorized by the Board of Directors of the Offeror and Petro-Canada.

        The Original Offer, as amended by this Notice, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer within the meaning of the Securities Act (Québec).

        DATED: June 29, 2006

NOSARA HOLDINGS LTD.

(Signed) KATHLEEN E. SENDALL President	(Signed) JOHN D. MILLER Vice President
On behalf of the Board of Directors

(Signed) W.A. (ALF) PENEYCAD Director	(Signed) HUGH L. HOOKER Director
PETRO-CANADA

(Signed) RON A. BRENNEMAN President and Chief Executive Officer	(Signed) E.F.H. ROBERTS Executive Vice President and Chief Financial Officer
On behalf of the Board of Directors

(Signed) BRIAN F. MACNEILL Director	(Signed) PAUL D. MELNUK Director

The Depositary for the Offer is:
CIBC MELLON TRUST COMPANY
By Mail	By Registered Mail, Hand or Courier
P.O. Box 1036 Adelaide Street Postal Station Toronto, ON M5C 2K4	199 Bay Street Commerce Court West Securities Level Toronto, ON M5L 1G9
Telephone: (416) 643-5500 Toll Free: 1-800-387-0825 E-Mail: inquiries@cibcmellon.com
The U.S. Forwarding Agent is:
MELLON INVESTOR SERVICES LLC By Mail, Registered Mail, Hand or Courier 120 Broadway, 13th Floor New York, NY 10027
Toll Free: 1-800-387-0825
The Information Agent is:

The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, ON M5X 1E2
Shareholders Call Toll Free: 1-866-639-8089 Banks and Brokers Call Collect: (416) 867-2272
E-mail: shareholder@kingsdalecapital.com Toll Free Facsimile: 1-866-545-5580

Any questions and requests for assistance may be directed by holders of Common Shares to the Depositary, the U.S. Forwarding Agent or the Information Agent at their telephone numbers and locations set forth above. Additional copies of this Notice, the Offer and Circular, the Letter of Transmittal
and the Notice of Guaranteed Delivery may be obtained from the Depositary, the U.S. Forwarding Agent or the Information Agent.

QuickLinks

  Exhibit 99.(a)(1)(vi)
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
CURRENCY AND EXCHANGE RATES
NOTICE OF VARIATION AND EXTENSION
APPROVAL AND CERTIFICATE